Exhibit 99.1

Chicago Atlantic Real Estate Finance Announces Fourth Quarter 2024 Financial Results

CHICAGO— (March 12, 2025) Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) (“Chicago Atlantic” or the “Company”), a commercial mortgage real estate investment trust, today announced its results for the fourth quarter and year ended December 31, 2024.

Peter Sack, Co-Chief Executive Officer, noted, “Since establishing the Chicago Atlantic platform in 2019, we have maintained a disciplined underwriting process that reflects the core tenets of successful direct lending. We focus on strong operators, the right states, cash flow, leverage, and collateral to manage downside risk and protect principal. This consistent process has worked extremely well for us as we are the largest platform focused on cannabis, and the third best exchange-listed mortgage REIT on a total return basis across all sectors of the financial services industry, benchmarked since inception1. Our default underwriting assumption for several years now has been that the federal regulatory environment remains unchanged and that operators will continue to need debt capital to grow. This philosophy and our strong liquidity have enabled us to grow the portfolio in 2024 and build a pipeline of nearly $500 million comprised of many of the leading operators and brands. We believe our remarkable consistency and the ability to work collaboratively with our borrowers will be important assets in 2025.”

Portfolio Performance

●	As of December 31, 2024, total loan principal outstanding of $410.2 million, across 30 portfolio companies, with $20.9 million of unfunded commitments.

●	Portfolio weighted average yield to maturity was approximately 17.2% as of December 31, 2024, compared with 18.3% as of September 30, 2024. The decrease primarily results from the 50-basis point prime rate cut during the quarter, and fourth quarter advances originated at yields modestly below our historical weighted average.

●	The aggregate loan portfolio, including loans held for investment and loans held at fair value, which bear a variable interest rate was 62.1% as of December 31, 2024, compared with 62.8% as of September 30, 2024. Fixed rate loans and loans with a prime rate floor greater than or equal to the prevailing prime rate increased from 31.9% as of December 31, 2023 to 37.9% as of December 31, 2024.

Investment Activity

●	During the fourth quarter, Chicago Atlantic had total gross originations of $90.7 million, of which $52.6 million and $38.1 million was funded to new borrowers and existing borrowers on delayed draw term loan facilities, respectively.

●	As of December 31, 2024, one loan remains on non-accrual status, and all other loans are performing.

Capital Activity and Dividends

●	During the fourth quarter, the Company entered into a $50.0 million unsecured term loan (the “Unsecured Notes”) with a fixed interest rate of 9.0% and a maturity date of October 2028. The Unsecured Notes can be prepaid in whole or in part at any time and can be repaid without penalty after two years. The full balance of the loan was drawn at closing and used to repay current outstanding borrowings on the Company’s senior secured revolving credit facility and for other working capital purposes.

●	As of December 31, 2024, the Company had $55.0 million drawn on its secured revolving credit facility and $50.0 million of Unsecured Notes, resulting in a consolidated leverage ratio (debt to book equity) of approximately 34%.

●	As of March 12, 2025, the Company has $71.5 million available on its secured revolving credit facility, and total liquidity, net of estimated liabilities, of approximately $67 million.

[1]	Source: S&P Capital IQ Total Return, inclusive of dividends declared and stock price appreciation/(depreciation), for exchange-listed mortgage REITs. Total return is calculated based on a hypothetical $100 investment in Chicago Atlantic common stock on December 10, 2021 through December 31, 2024 (assuming reinvestment of dividends) for each calendar year.

●	On January 13, 2025, Chicago Atlantic paid a regular quarterly cash dividend of $0.47 per share of common stock for the fourth quarter of 2024 to common stockholders of record on December 31, 2024. Additionally, on January 13, 2025, Chicago Atlantic paid a special cash dividend of $0.18 per share to stockholders of record on December 31, 2024 relating to undistributed earnings for fiscal year 2024.

Fourth Quarter 2024 Financial Results

●	Net interest income of approximately $14.1 million as of December 31, 2024, compared to $14.5 million as of September 30, 2024. During the quarter, we recognized approximately $1.9 million in prepayment and other fee income.

●	Interest expense decreased approximately $0.4 million due to lower weighted average borrowings during the comparative period ending September 30, 2024.

●	Total expenses of approximately $5.7 million before provision for current expected credit losses, representing a sequential increase of approximately 34.1%.

●	Net Income of approximately $7.9 million, or $0.39 per weighted average diluted common share, representing a sequential decrease of 30.1% on a per share basis.

●	The total reserve for current expected credit losses increased sequentially by $0.3 million to $4.3 million and amounts to approximately 1.1% of the aggregate portfolio principal balance of loans held for investment of $410.2 million as of December 31, 2024.

●	Distributable Earnings of approximately $9.2 million, or $0.47 and $0.46 per basic and diluted weighted average common share, respectively.

●	On a fully diluted basis, there were 21,240,464 and 20,060,677 common shares outstanding as of December 31, 2024 and September 30, 2024, respectively.

Full Year 2024 Financial Results

●	Net interest income of approximately $55.0 million, representing a year-over-year decrease of 3.8%. The decrease in interest income is partially driven by the decrease in the prime rate of 100 basis points during the year from 8.50% to 7.50%, which impacted the approximately 62.1% of the Company’s aggregate loan portfolio, which bears a floating rate as of December 31, 2024.

●	We recognized approximately $3.2 million in prepayment and other fee income during the year ended December 31, 2024, as compared to $3.5 million for the year ended December 31, 2023.

●	Total expenses of approximately $18.3 million before provision for current expected credit losses, representing a year-over-year increase of 3.6%.

●	Net Income of approximately $37.0 million, or $1.88 per weighted average diluted common share.

●	Distributable Earnings of approximately $40.0 million, or $2.08 per weighted average basic common share and $2.03 per weighted average diluted common share, representing a year-over-year decrease of 10.5%.

●	The Company declared a total of $2.06 in dividends per common share during 2024, compared to $2.17 during 2023. Total 2024 dividends included regular quarterly dividends totaling $1.88 per diluted share and a special dividend of $0.18 per diluted share.

●	Book value per common share decreased from $14.94 as of December 31, 2023 to $14.83 as of December 31, 2024.

2025 Outlook

Chicago Atlantic offered the following outlook for full year 2025:

●	The Company expects to maintain a dividend payout ratio based on Distributable Earnings per weighted average diluted share of approximately 90% to 100% on a full year basis.

●	If the Company’s taxable income requires additional distribution in excess of the regular quarterly dividend, in order to meet its 2025 taxable income distribution requirements, the Company expects to meet that requirement with a special dividend in the fourth quarter of 2025.

Conference Call and Quarterly Earnings Supplemental Details

Chicago Atlantic will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (833) 630-1956 (international callers: 412-317-1837). The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at www.refi.reit. The online replay will be available approximately one hour after the end of the call and archived for one year.

Chicago Atlantic posted its Fourth Quarter 2024 Earnings Supplemental on the Investor Relations page of its website. Chicago Atlantic routinely posts important information for investors on its website, www.refi.reit. The Company intends to use this website as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. The Company encourages investors, analysts, the media and others interested in Chicago Atlantic to monitor the Investor Relations page of its website, in addition to following its press releases, SEC filings, publicly available earnings calls, presentations, webcasts and other information posted from time to time on the website. Please visit the IR Resources section of the website to sign up for email notifications.

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) is a market-leading commercial mortgage REIT utilizing significant real estate, credit and cannabis expertise to originate senior secured loans primarily to state-licensed cannabis operators in limited-license states in the United States. REFI is part of the Chicago Atlantic platform which has offices in Chicago, Miami, and New York and has deployed over $2 billion in credit and equity investments to date.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward- looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. More information on these risks and other potential factors that could affect our business and financial results is included in our filings with the SEC. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Tripp Sullivan

SCR Partners

IR@REFI.reit

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023

Assets
Loans held for investment	$364,238,847	$337,238,122
Loans held for investment - related party	38,238,199	16,402,488
Loans held for investment, at carrying value	402,477,046	353,640,610
Current expected credit loss reserve	(4,346,869)	(4,972,647)
Loans held for investment at carrying value, net	398,130,177	348,667,963
Loans, at fair value - related party (amortized cost of $5,500,000 and $0, respectively)	5,335,000	-
Cash and cash equivalents	26,400,448	7,898,040
Other receivables and assets, net	459,187	705,960
Interest receivable	1,453,823	1,004,140
Related party receivables	3,370,339	107,225
Debt securities, at fair value	-	842,269
Total Assets	$435,148,974	$359,225,597

Liabilities
Revolving loan	$55,000,000	66,000,000
Notes payable, net	49,096,250	-
Dividend payable	13,605,153	13,866,656
Related party payables	2,043,403	2,051,531
Management and incentive fees payable	2,863,158	3,243,775
Accounts payable and other liabilities	2,285,035	1,135,355
Interest reserve	1,297,878	1,074,889
Total Liabilities	126,190,877	87,372,206
Commitments and contingencies

Stockholders’ equity
Common stock, par value $0.01 per share, 100,000,000 shares authorized and 20,829,228 and 18,197,192 shares issued and outstanding, respectively	208,292	181,972
Additional paid-in-capital	318,886,768	277,483,092
Accumulated deficit	(10,136,963)	(5,811,673)
Total stockholders’ equity	308,958,097	271,853,391

Total liabilities and stockholders’ equity	$435,148,974	$359,225,597

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Three months ended December 31,		For the year ended December 31,
	2024	2023	2024	2023
Revenues
Interest income	$15,479,250	$16,530,028	$62,104,092	$62,900,004
Interest expense	(1,410,874)	(1,690,543)	(7,153,207)	(5,752,908)
Net interest income	14,068,376	14,839,485	54,950,885	57,147,096

Expenses
Management and incentive fees, net	2,863,158	3,243,775	8,061,896	8,782,834
General and administrative expense	1,490,103	1,426,554	5,388,967	5,260,287
Professional fees	483,408	555,623	1,811,067	2,153,999
Stock based compensation	845,524	537,131	3,058,674	1,479,736
(Benefit) provision for current expected credit losses	301,491	(253,495)	(583,298)	940,385
Total expenses	5,983,684	5,509,588	17,737,306	18,617,241
Change in unrealized (loss) gain on investments	(165,000)	(37,163)	(240,604)	75,604
Realized gain on debt securities, at fair value	-	104,789	72,428	104,789
Net Income before income taxes	7,919,692	9,397,523	37,045,403	38,710,248
Income tax expense	-	-	-	-
Net Income	$7,919,692	$9,397,523	$37,045,403	$38,710,248

Earnings per common share:
Basic earnings per common share	$0.40	$0.52	$1.92	$2.14
Diluted earnings per common share	$0.39	$0.51	$1.88	$2.11

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding	19,830,596	18,182,403	19,279,501	18,085,088
Diluted weighted average shares of common stock outstanding	20,256,628	18,564,530	19,713,916	18,343,725

Distributable Earnings

In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings to evaluate our performance. Distributable Earnings is a measure that is not prepared in accordance with GAAP. We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We believe providing Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in authorizing dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.

In our Annual Report on Form 10-K, we defined Distributable Earnings so that, in addition to the exclusions noted above, the term also excluded from net income Incentive Compensation paid to our Manager. We believe that revising the term Distributable Earnings so that it is presented net of Incentive Compensation, while not a direct measure of net taxable income, over time, can be considered a more useful indicator of our ability to pay dividends. This adjustment to the calculation of Distributable Earnings has no impact on period-to-period comparisons. Distributable Earnings should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings may not be comparable to similar measures presented by other REITs.

	Three months ended December 31,		For the year ended December 31,
	2024	2023	2024	2023
Net Income	$7,919,692	$9,397,523	$37,045,403	$38,710,248
Adjustments to net income
Stock based compensation	845,524	537,131	3,058,674	1,479,736
Amortization of debt issuance costs	(17,273)	145,128	256,998	550,906
(Benefit) provision for current expected credit losses	301,491	(253,495)	(583,298)	940,385
Change in unrealized (loss) gain on investments	165,000	37,163	240,604	(75,604)
Distributable Earnings	$9,214,434	$9,863,450	$40,018,381	$41,605,671
Basic weighted average shares of common stock outstanding (in shares)	19,830,596	18,182,403	19,279,501	18,085,088
Basic Distributable Earnings per Weighted Average Share	$0.47	$0.54	$2.08	$2.30
Diluted weighted average shares of common stock outstanding (in shares)	20,256,628	18,564,530	19,713,916	18,343,725
Diluted Distributable Earnings per Weighted Average Share	$0.46	$0.53	$2.03	$2.27